Exhibit 99.1

June 20, 2014

Dear Investor,

I am writing to update you on the status of the Behringer Harvard Mid-Term Value Enhancement Liquidating Trust (the “Trust”). The Trust is successor in interest to the Behringer Harvard Mid-Term Value Enhancement Fund I LP (the “Fund”).

On or about June 23, 2014, the Trust will make a final liquidating distribution of approximately $13 million, or $3.03 per unit, to our unit holders of record as of June 20, 2014. This final distribution consists of the net cash proceeds from the dispositions of the Parkway Vista and Tucson Way office buildings in November 2013 and August 2013, respectively, and all other cash available for distribution, after satisfaction of all contingent liabilities and reserves for payment of all remaining fund costs.

For federal income tax purposes, the distribution should generally qualify as a return of capital. You will receive a final Schedule K-1 for the Trust’s 2014 tax year later this year for the preparation of your 2014 tax return. Please be advised that you will need to contact your tax advisor to answer questions about its application to your personal tax situation.

The life cycle of this investment program spanned a historically volatile period in the real estate market, including a collapse in real estate values not seen since the Great Depression. During this challenging time, we maintained our focus on cutting expenses and maximizing investor returns. To date, after taking into account this final distribution, this investment program will have made cumulative distributions to its investors totaling approximately $38.3 million. For unit holders who invested on February 19, 2003, the first day that subscriptions were accepted, this equates to cumulative distributions of $9.22 per unit.

For a detailed description of the liquidation process and ultimate disposition of our final assets, please refer to our Annual Report on Form 10-K for the year ended December 31, 2013, filed by us with the Securities and Exchange Commission on March 27, 2014.  A copy of the Form 10-K is available without charge at the SEC’s website, www.sec.gov, or at www.behringerinvestments.com.

Sincerely,

Michael J. O’Hanlon President and Chief Executive Officer Behringer Harvard Advisors I LP, Managing Trustee